Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated August 6, 2020 to

Pricing Supplement No. 24, dated May 14, 2019 to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the
Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 3, 2020 and August 6, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	42.097%	$420,970	July 31, 2020
$700,000	42.139%	$294,973	July 31, 2020
$500,000	42.258%	$211,290	August 3, 2020

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$2,200,000	42.147%	$927,233	$120.35(1)

(1)         The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$120.35 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$36,526.38 as of the date hereof. After payment of the registration fee for this offering, US$36,406.03 remains available in SEK’s account for future registration fees.